UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2018

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14675 Dallas Parkway, Suite 600, Dallas, Texas 75254

(Address of principal executive offices)
(Zip Code)

(888) 808-7348

(Registrant’s telephone number, including area code)

None

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2018, Behringer Harvard Opportunity REIT I, Inc. (the “Company”), Behringer Harvard Opportunity OP I, LP (the “Operating Partnership”), and LSG-BH I Advisor, LLC (the “Advisor”) entered into a Liquidation Services Agreement (the “Liquidation Services Agreement”) to facilitate the completion of the winding up of the Company.

The Liquidation Services Agreement terminates the Advisory Management Agreement between the parties pursuant to which the Advisor provided advisory services to the Company in exchange for certain fees and expense reimbursements. The Liquidation Services Agreement also reduced the amount of the quarterly expense reimbursement to the Advisor provided for under the Advisory Management Agreement for certain shared services to $150,000 per quarter retroactively to January 1, 2018.

In addition, the Liquidation Services Agreement provides that the Advisor will perform certain administrative and related matters in connection with the final winding-up of the Company and will assume the Company’s membership interest in an indirect subsidiary of the Company whose activities are limited to completing ongoing litigation, in exchange for reimbursement of estimated expenses expected to be incurred on behalf of the Company in connection with providing these services in the amount of approximately $1.4 million and a fee to the Advisor of $500,000.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above regarding termination of the Advisory Management Agreement is incorporated into this Item 1.02 by reference.

Item 8.01	Other Events.

On August 7, 2018, our board of directors declared a final cash distribution of $1.90 per share (the “Final Distribution”) to the holders of record of the Company’s common stock as of the close of business on August 15, 2018, payable before the end of August on such date as determined by the Chief Executive Officer of the Company. The Final Distribution will be the first and only distribution made pursuant to the Company’s Plan of Complete Dissolution and Liquidation that was approved by its stockholders on January 30, 2017 (the “Plan”). The Final Distribution of $1.90 is within the range of net proceeds from liquidation estimated by Capright Property Advisors, LLC (‘‘Capright’’), an independent appraisal firm, in connection with the valuation of our shares, and discussed in the definitive proxy statement mailed to stockholders in connection with the approval of the Plan.

The Final Distribution will be reflected in each stockholder’s Form 1099 for the 2018 partial tax year. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Final Distribution in light of his or her particular investment or tax circumstances.

Previously, on February 8, 2018, the Company filed Articles of Dissolution with the State Department of Assessments and Taxation of Maryland, which were effective upon filing. Following the Final Distribution, the distribution of all the assets of the Company will be complete and all shares of the Company’s outstanding common stock will be cancelled and no longer deemed to be outstanding and all rights of the holders thereof as stockholders will cease and terminate. In addition, the Company will file appropriate notification with the Securities and Exchange Commission to fully terminate its obligations under the U.S. securities laws.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: August 13, 2018	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President – Legal, General Counsel, and Secretary

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